Deed

Concerning Shares of Shanghai Comtech Electronic Technology Company Limited (“Shanghai Comtech”)
November 14, 2012

Among:

(i)	Comtech (China) Holding Ltd., whose registered office is at East Asia Chambers, P.O. Box 901, Road Town, Tortola, British Virgin Islands (hereinafter referred to as “Comtech China”); and

(ii)	MDC Tech Inc. Limited, whose registered office is at Suite 1110 Manhattan Centre, 8 Kwai Cheong Road, Kwaichung, NT, Hong Kong (hereinafter referred to as “MDC”)

Whereas:

(i)	Comtech China owns a one hundred percent (100%) equity interest in Shanghai Comtech.

(ii)	Comtech China and MDC have entered into an equity transfer agreement pursuant to which Comtech China has agreed to transfer its one hundred percent (100%) equity interests in Shanghai Comtech to MDC (“Transfer Agreement”).

(iii)	Upon the successful registration of the agreed equity transfer with PRC governmental authorities (the “Registration”), MDC will own one hundred percent (100%) equity interests in Shanghai Comtech.

For good, valuable and equitable consideration, all parties agree to the following terms:

1.	Every provision of this Deed shall be irrevocable, and further, to the extent as permitted by PRC laws and regulations, Comtech China undertakes to MDC and agrees that:

(1)	Comtech China has been holding, still holds and shall continue to hold its equity interests in the registered capital of Shanghai Comtech, together with all dividends and interest, rights and privileges accrued or to accrue upon the same (the “Equity Interests”) for the benefit of MDC from the date of the Transfer Agreement until successful Registration;

(2)	Comtech China shall deal with and exercise any rights arising from the aforementioned Equity Interests in Shanghai Comtech in such manner as MDC may from time to time direct;

(3)	Comtech China shall (i) apply the dividend and other distributions from its Equity Interests in Shanghai Comtech, if any, to the extent the payments is not permitted by PRC laws or compliance with PRC legal or regulatory requirements would render such payments not commercially feasible seek alternate means to perform its payment obligation including, without limitation, using its offshore assets equivalent in value to the dividend and other distributions it will receive in connection with its Equity Interests in Shanghai Comtech, and (ii) cause Shanghai Comtech not to declare and make any dividend or other distributions without prior written approval from MDC;

(4)	Comtech China shall attend all meetings of shareholders, board of directors if appointed, or otherwise which Comtech China shall be entitled to attend by virtue of being the registered holder of the said Equity Interests and to vote thereat as MDC may direct, or alternatively to execute all proxies or other documents which shall be necessary or proper to enable MDC’s nominees to attend and vote at any such meeting, and shall also give all notices, orders and directions which MDC may require to give;

(5)	Comtech China shall at any time and from time to time execute such further documents, instruments and agreements and to take any actions required by MDC to give effect to this Deed including but not limited to transferring the Equity Interests to MDC or its designees.

2.	This Deed will be deemed terminated upon successful Registration.

3.	This Deed and the rights and obligations of the parties thereunder shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

4.	If at any time any provisions of this Deed is or become illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of remaining provisions of this Deed, shall not be affected of impaired thereby.

5.	Any dispute arising from the interpretation or execution of, or in connection with, this Deed shall be settled through friendly consultations between the Parties. In case no settlement can be reached through consultations, the dispute shall then be submitted to Hong Kong International Arbitration Center for arbitration. The award is final and binding upon both parties.

[Signature page follows]

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Dated November 14, 2012

Sealed with the common seal of
And signed by Jingwei Kang (director) on behalf of
Comtech (China) Holding Ltd.

/s/ Jingwei Kang

Sealed with the common seal of
And signed by Kim Hung Edward Chan (director) on behalf of
MDC Tech Inc. Limited

/s/ Kim Hung Edward Chan

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